Exhibit 99.1

Media:	Investors:

Phil Terrigno	Alex Sherk
+1 914-641-2143	+1 914-304-1718
phil.terrigno@itt.com	alex.sherk@itt.com

ITT Inc. Board Appoints Nazzic S. Keene Non-Executive Board Chair; Keene to Succeed Timothy H. Powers

STAMFORD, Conn., December 3, 2025 – ITT Inc. (NYSE: ITT) today announced that its Board of Directors has appointed Nazzic S. Keene to succeed current Board Chair, Timothy H. Powers, effective upon Mr. Powers’ retirement and following Ms. Keene’s election at the May 2026 Annual Meeting of Shareholders. The Company had previously disclosed Mr. Powers’ plan to retire in 2026.

Ms. Keene has served as a director of the Company since October 2023, and also as a member of its Nominating and Governance and Audit Committees. She brings extensive public company leadership experience as a former CEO with a record of driving growth and transformational change. She also has significant experience as a public company director with deep expertise in information technology, mergers and acquisitions and integration.

Ms. Keene retired in 2023 as CEO and a director of Science Applications International Corporation (NYSE: SAIC), a multi-billion-dollar global provider of IT modernization, engineering and mission solutions for government clients. Currently, Ms. Keene serves on the boards of Automatic Data Processing, Inc. (Nasdaq: ADP) and Caterpillar Inc. (NYSE: CAT).

“Nazzic’s appointment as Chair continues our journey in shaping a high-performance Board that will continue to support ITT’s long-term, profitable growth. Her history of driving growth and change will be invaluable as we advance ITT’s strategy and I look forward to working together. We would also like to thank Tim for his exceptional leadership as Chair and his thoughtful oversight of our Board refreshment process,” said ITT’s Chief Executive Officer and President Luca Savi.

“I’m grateful for the opportunity to serve as Chair and to help guide ITT through its next chapter. Since joining the Board, I’ve been impressed by the company’s commitment to execution, innovation and disciplined growth. I look forward to partnering with Luca, my fellow directors and the leadership team as we continue to advance ITT’s strategy and build on the strong foundation of value creation. My sincere thanks to Tim Powers for his exceptional leadership and unwavering commitment to ITT and its Board,” said Ms. Keene.

“It has been an honor to serve as Chair and help guide ITT’s board over the past few years alongside a talented group of directors and executives. Nazzic is an outstanding leader whose expertise and judgment will continue to be a significant asset to the Board and ITT. I am confident that ITT is well positioned for continued success under her leadership and guidance,” said ITT’s Chairman of the Board Timothy H. Powers.

Mr. Powers has served on ITT’s Board of Directors since 2015 and has held the role of non-executive Chair since 2023. During his tenure, he provided invaluable leadership and perspective, drawing on his extensive background as a CEO and financial officer in global manufacturing and engineering companies.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.

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